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                                                                     EXHIBIT 4.7


                        FIRST AMENDMENT dated as of February 19, 2004 (this
                  "Amendment"), to the Term Loan and Revolving Credit Agreement dated as of March 31, 2003 (the "Original Credit Agreement"), among THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation (the "Borrower"); the lenders party thereto (together with their successors and permitted assigns thereunder, the "Lenders"); JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"); CITICORP USA, INC., as Syndication Agent; BANK OF AMERICA, N.A., as Documentation Agent; THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent; and GENERAL ELECTRIC CAPITAL CORPORATION; as Documentation Agent.

            WHEREAS, pursuant to the terms and conditions of the Original Credit Agreement, the Lenders have extended and agreed to extend credit to the Borrower; and

            WHEREAS, the Borrower has requested, and the Majority Lenders and the Tranche B Term Lenders are willing, to agree that the Original Credit Agreement be amended and restated, and that certain provisions of the Guarantee and Collateral Agreement be amended, on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

            SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings given to them in the Original Credit Agreement as amended and restated hereby (as so amended and restated, the "Restated Credit Agreement") or, if not defined therein, in the Guarantee and Collateral Agreement, each as amended hereby or pursuant hereto.

            SECTION 2. Amendment and Restatement of the Original Credit Agreement. The Original Credit Agreement is hereby amended and restated in the form of Exhibit A hereto.

            SECTION 3. Amendments to the Guarantee and Collateral Agreement; Security Documents; Lien Subordination and Intercreditor Agreement. (a) The undersigned Lenders authorize the Collateral Agent to execute and deliver an instrument amending the Guarantee and Collateral Agreement (and, in the case of clauses (i), (ii) and (vi) below, the other Security Documents) as follows:

                  (i) to provide that all the Obligations will be secured by a second Lien, junior to the Lien securing the US Term Facility Obligations, the US Revolving Facility Obligations, the US Miscellaneous Obligations and the Collateral Agent Obligations, by all the US Facilities Pledged Collateral and the US Facilities
            Article 9 Collateral (other than any such US

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            Facilities Article 9 Collateral constituting Indenture Properties or
            "manufacturing facilities", as defined in the Swiss Franc Note Agreement, to the extent the securing of the ABL Facilities Obligations with such Collateral would require that Indebtedness under the Indentures be ratably secured), and by the Borrower's headquarters building in Akron, Ohio;

                  (ii) to provide that, at such time as any Senior
            Subordinated-Lien Indebtedness shall be issued, the Guarantees by the Borrower and the Subsidiary Guarantors of the Revolving Obligations (and, if the Borrower and the Collateral Agent shall at any time hereafter so agree, the Term Obligations) under and as defined in the European Facilities Agreement will be secured, equally and ratably with the Senior Subordinated-Lien Indebtedness (and subordinate to the other Liens on such Collateral created by the Guarantee and Collateral Agreement), by the ABL Facilities Collateral, the US Facilities Pledged Collateral and the US Facilities Article 9 Collateral (other than any such US Facilities
            Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement), and by the Borrower's headquarters building in Akron, Ohio;

                  (iii) to provide that amounts received by the holders of
            Obligations secured by Junior Liens as a result of the subordination to such Junior Liens of the Liens securing any Senior Subordinated-Lien Indebtedness will be treated in the same manner under the subordination provisions of the Guarantee and Collateral Agreement as amounts received from the Borrower;

                  (iv) to modify Section 11.03(b) to confirm that the Junior
            Lien on the ABL Facilities Collateral will be senior to the Lien on such Collateral securing any Senior Subordinated-Lien Indebtedness notwithstanding the use of any proceeds of any Senior Subordinated-Lien Indebtedness to repay amounts outstanding under the ABL Facilities;

                  (v) to modify Section 11.04 to provide that the Junior Lien on the Intellectual Property consisting of Trademarks securing the ABL Facilities Obligations will be senior to the Lien on such Intellectual Property securing any Senior Subordinated-Lien Indebtedness;

                  (vi) to effect such other changes as the Collateral Agent
            shall deem appropriate in connection with the issuance of any Senior Subordinated-Lien Indebtedness, the creation of the Liens securing such Indebtedness, the subordination of such Liens to the Liens created by the Guarantee and Collateral Agreement and the implementation of the matters set forth in this Section 3; and

                  (vii) to modify Section 13.13 to provide for the release of the security interests in up to 14% of the stock of C A Goodyear de Venezuela held by

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            the Borrower in connection with the sale of such stock by the
            Borrower to Goodyear do Brasil Productos de Borraca Ltda (Brasil) in a transaction permitted by the Credit Agreements (as defined therein) for consideration consisting of up to $10,000,000 of cash.

            (b) The undersigned Lenders further authorize and direct the Collateral Agent to execute and deliver such amendments to the Security Documents as may in its judgment be appropriate for the following purposes:

                  (i) to provide that the Liens securing the ABL Facilities
            Obligations will, insofar as they are applicable to cash deposited to collateralize letter of credit reimbursement obligations pursuant to Section 2.04(b) of the US Revolving Facility Agreement, be subordinate to the Liens securing such letter of credit reimbursement obligations;

                  (ii) to provide that all the Obligations will be secured by a second Lien on all real property subject to Liens securing the US Term Facility Obligations, the US Revolving Facility Obligations, the US Miscellaneous Obligations or the Collateral Agent Obligations to the extent the securing of the Obligations with such Collateral would not require that Indebtedness under the Indentures be ratably secured; and

                  (iii) to confirm that the US Term Facility Obligations, the US
            Revolving Facility Obligations, the ABL Facilities Obligations and the US Miscellaneous Obligations are and will be secured by not more than 65% of the issued and outstanding voting Equity Interests of Luxembourg Finance.

            (c) The undersigned Lenders further authorize and direct the Collateral Agent, on or after the Effective Date, to execute and deliver the Lien Subordination and Intercreditor Agreement. Each Lender party to the Credit Agreement from time to time will be deemed to have agreed to be bound by the provisions of the Lien Subordination and Intercreditor Agreement to the same extent as if it had executed such Agreement as a party thereto.

            SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

            (a) On the date hereof and at the time the amendments provided for herein become effective under Section 6, no Default shall have occurred and be continuing.

            (b) The execution, delivery and performance by the Borrower of this Amendment and the performance by the Borrower of the Restated Credit Agreement have been duly authorized by all necessary corporate and other action and, except to the extent that no Material Adverse Change would be materially likely to result, do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

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            (c) This Amendment and the Restated Credit Agreement constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            (d) All representations and warranties of the Borrower set forth herein, and the representations and warranties of the Borrower set forth in the Restated Credit Agreement, are true and correct in all material respects on and as of the date hereof, and will be true and correct at the time the amendment and restatement of the Original Credit Agreement provided for herein become effective under Section 6, except to the extent such representations and warranties relate to an earlier date.

            SECTION 5. Amendment Fee. In consideration of the agreements contained in this Amendment, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender under the Original Credit Agreement that delivers an executed counterpart of this Amendment prior to noon, New York City time, on February 17, 2004, an amendment fee (the "Amendment Fee") to be agreed between the Borrower and J.P. Morgan Securities Inc., payable on the Effective Date (as defined below).

            SECTION 6. Conditions Precedent to Effectiveness. This Amendment shall become effective upon the satisfaction of the condition set forth in paragraph (a) below; provided that the amendment and restatement of the Original Credit Agreement provided for in Section 2, the authorization set forth in
Section 3 and the agreement in Section 5 shall become effective only upon the satisfaction, on a date (the "Effective Date") on or prior to February 28, 2004, of each of the conditions set forth below (and failing such satisfaction by such date, such amendment and restatement, authorization and agreement shall cease to be of any further force or effect):

            (a) The Administrative Agent shall have received counterparts hereof duly executed and delivered by each Tranche B Term Lender and by Tranche A Term Lenders and Revolving Lenders representing the Majority Banks under the Original Credit Agreement.

            (b) The Administrative Agent shall have received such evidence as it shall reasonably have requested as to the organization, existence and good standing of each Credit Party, the corporate power and authority of the Borrower to enter into this Amendment and to perform its obligations hereunder, the authorization by the Credit Parties of the Transactions and any other legal matters relating to the Borrower, the other Credit Parties, the Credit Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

            (c) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Covington & Burling, counsel for the Borrower, and (ii) the General Counsel, the Associate General Counsel or an Assistant General Counsel of the

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Borrower, in each case in a form reasonably satisfactory to the Administrative
Agent, and covering such matters relating to the Credit Parties, the Credit Documents or the Transactions as the Administrative Agent or the Majority Lenders shall reasonably request.

            (d) The Administrative Agent shall have received a certificate of an officer of the Borrower to the effect that the representations and warranties set forth in Section 4 and in the Restated Credit Agreement are true and correct in all respects material to the rights or interests of the Lenders on and as of the Effective Date.

            (e) At the time of and immediately after the Effective Date, the Borrower and the other Credit Parties shall be in compliance with all the terms and provisions set forth herein, in the Restated Credit Agreement and in the other Credit Documents in all respects material to the rights or interests of the Lenders, and at the time of and immediately after the Effective Date, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate of an officer of the Borrower to that effect.

            (f) The Administrative Agent shall have received the Amendment Fees payable by the Borrower pursuant to Section 5 and all other fees payable to the Arrangers and the Administrative Agent.

            (g) The Guarantee and Collateral Agreement shall have been amended to provide that all the Obligations will be secured by a second Lien, junior to the Lien securing the US Term Facility Obligations, the US Revolving Facility Obligations, the US Miscellaneous Obligations and the Collateral Agent Obligations, by all the US Facilities Pledged Collateral and the US Facilities
Article 9 Collateral (other than any such US Facilities Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement, to the extent the securing of the ABL Facilities Obligations with such Collateral would require that Indebtedness under the Indentures be ratably secured), and by the Borrower's headquarters building in Akron, Ohio;

            (h) The US Term Facility Agreement and the US Revolving Facility Agreement shall have been amended to require that (i) if proceeds from borrowings under the Restated Credit Agreement pursuant to commitments becoming effective substantially concurrently with the Effective Date shall exceed $300,000,000, the Borrower shall prepay loans, cash collateralize reimbursement obligations in respect of letters of credit and reduce commitments under the US Term Facility Agreement and the US Revolving Facility Agreement in an aggregate amount equal to 100% of such proceeds in excess of $300,000,000, net of the aggregate fees and out-of-pocket expenses paid by the Borrower in connection with the borrowings under the Restated Credit Agreement and the related bank amendments and (ii) the Borrower shall apply 50% of the Net Cash Proceeds of incurrences or issuances of Senior Subordinated-Lien Indebtedness to prepay loans, cash collateralize reimbursement obligations in respect of letters of credit and reduce commitments under the US Term Facility Agreement and the US Revolving Facility Agreement.

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            (i) The US Term Facility Agreement, the US Revolving Facility
Agreement and the European Facilities Agreement shall have been or shall simultaneously be amended in a manner reasonably satisfactory to the Administrative Agent to permit the incurrence, issuance and sale of Senior Subordinated-Lien Indebtedness and the other transactions contemplated hereby, in each case in a manner substantially corresponding to the amendments to the Original Credit Agreement effected hereby, to the extent applicable.

            The Administrative Agent shall notify the Lenders when it determines that the foregoing conditions have been satisfied and that this Amendment and the Restated Credit Agreement have become fully effective, and such notice shall be conclusive and binding upon the Lenders.

            SECTION 7. No Other Amendments or Waivers; Confirmation. Except as expressly amended hereby, the provisions of the Original Credit Agreement are and shall remain in full force and effect as set forth in the Restated Credit Agreement. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Restated Credit Agreement in similar or different circumstances. This Amendment shall be a Credit Document for all purposes of the Restated Credit Agreement.

            SECTION 8. Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment and the Restated Credit Agreement, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

            SECTION 9. Indemnity. It is agreed that for all purposes of Section 9.03(b) of the Restated Credit Agreement, any offering, incurrence, issuance or sale of Senior Subordinated-Lien Indebtedness and any other securities issued and sold pursuant to Section 6.01(q) of the Credit Agreement, the execution, delivery and performance of this Amendment and of the Lien Subordination and Intercreditor Agreement, the amendment and restatement of the Original Credit Agreement as contemplated by Section 2, the amendment of the Guarantee and Collateral Agreement as contemplated by Section 3 and the other transactions contemplated hereby shall all be deemed to be transactions contemplated by the Credit Agreement.

            SECTION 10. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            SECTION 11. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the signature pages hereof.

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            SECTION 12. Headings. The section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                THE GOODYEAR TIRE & RUBBER
                                COMPANY,

                                     By

                                              /s/ D. R. Wells
                                         --------------------------------------
                                         Name: D. R. Wells
                                         Title: Vice President

                                JPMORGAN CHASE BANK, individually and as Administrative Agent and Collateral Agent,

                                     By

                                              /s/ B. Joseph Lillis
                                         ---------------------------------------
                                         Name: B. Joseph Lillis
                                         Title: Managing Director

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                [Remaining Signature Pages Intentionally Omitted]

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                                                                         ANNEX A
                              Senior Subordinated-Lien Indebtedness

                  - Capitalized terms used and not defined herein shall have the meanings given to them in the First Amendment, or, if not defined therein, in the Credit Agreement or, if not defined therein, in the Guarantee and Collateral Agreement, each as amended by the First Amendment or pursuant thereto.

                  - All Senior Subordinated-Lien Indebtedness and the related Liens shall satisfy the requirements set forth in the definition of Senior Subordinated-Lien Indebtedness and in Sections 6.01(s) and 6.02(m).

                  - Prior to the date (the "US Facilities Termination Date") on which all the loans under the US Term Facility Agreement and the US Revolving Facility Agreement have been repaid in full and the remaining commitments under the US Revolving Facility Agreement, if any, are available only for the issuance of cash collateralized letters of credit, the documentation establishing or evidencing any Senior Subordinated-Lien Indebtedness ("SSLI Documentation") shall contain no maintenance financial covenants (i.e., covenants requiring the maintenance of any balance sheet, income statement or other financial level or ratio). After the US Facilities Termination Date, the SSLI Documentation shall contain no maintenance financial covenants that are not contained in the Credit Agreement, and the financial levels or ratios required to be maintained by any such covenants shall be no more restrictive than those required to be maintained by the corresponding covenants of the Credit Agreement (it being understood that additional maintenance financial covenants may be included in any SSLI Documentation and, if they are, they shall automatically be included in this Agreement).

                  - The SSLI Documentation shall permit (specifically, and not through a basket that could be exhausted by other financings) the refinancing of all Indebtedness under the New Facilities Credit Agreements (or any refinancing Indebtedness in respect thereof) with new Indebtedness having a maturity no sooner than, a weighted average life no shorter than, and an aggregate principal amount or accreted value no greater than the fully drawn amount (plus fees and expenses, including any premium and defeasance costs of refinancing) of the refinanced indebtedness or commitments thereunder and secured on the same basis as the Indebtedness refinanced.

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                  -     The SSLI Documentation shall not restrict (except for
                        restrictions that a Financial Officer of the Borrower shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with the Borrower's ability to effect) the securing of Indebtedness under the New Facilities Credit Agreements or any refinancing Indebtedness in respect thereof or the cash collateralization of any letter of credit exposure thereunder (but may require that if Indebtedness under any New Facilities Credit Agreement or related refinancing Indebtedness is secured by assets not securing the Indebtedness under any of the New Facilities Credit Agreements on the First Amendment Date, a junior lien on such assets, subordinated under the Lien Subordination and Intercreditor Agreement, (or in the case of any lien granted by any US Facilities Grantor or ABL Facilities Grantor (as defined in the Guarantee and Collateral Agreement) to secure indebtedness under the European Facility Agreement, a ratable or junior lien on such assets) must be granted to secure the Senior Subordinated-Lien Indebtedness).

                  - The SSLI Documentation shall not restrict (except for restrictions a Financial Officer of the Borrower shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with the Borrower's ability to effect) the use of proceeds from any sale, transfer or other disposition of assets owned directly by (a) the Borrower or any US Facilities Grantor or ABL Facilities Grantor (as defined in the Guarantee and Collateral Agreement) to repay or prepay Indebtedness under the New Facilities Credit Agreements (other than the European Facilities Agreement) or refinancing Indebtedness in respect thereof or, until the commitments under the US Revolving Facility Agreement and the ABL Facilities Agreement have been terminated and no letter of credit remains outstanding under either such agreement, to cash collateralize any letter of credit exposure thereunder, or (b) the European JV or any of its subsidiaries to repay or prepay Indebtedness under the European Facilities Agreement or refinancing Indebtedness in respect thereof.

                  - Prior to the US Facilities Termination Date, no SSLI Documentation shall contain any provision under which a default or event of default (however denominated) or requirement to make or offer to make a prepayment or redemption under any other Indebtedness (the "Other Debt") would constitute a default or event of default or result in a requirement to make or offer to make a prepayment or redemption under such SSLI Documentation, unless such default or event of default under such Other Debt is a payment default or the Other Debt is as a result thereof accelerated.

                                        2